News Release

FOR IMMEDIATE RELEASE

Contact Information:

Laura Kiernan	Kurt Goddard
Director, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone : 203-222-6160
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com

TEREX UPDATES 2008 EARNINGS GUIDANCE AND

CONFIRMS TEREX INVESTMENT ANALYST MEETING

WESTPORT, CT, September 4, 2008 -- Terex Corporation (NYSE: TEX) today announced that it is updating 2008 full year guidance and providing quarterly guidance due to changing market conditions. Full year 2008 earnings per share are expected to be between $6.35 and $6.65 compared to $5.85 for the full year 2007, a 9% to 14% increase. Net sales for 2008 are expected to be in the range of $10.2 to $10.6 billion. This guidance compares to the previously announced range for 2008 earnings per share of $6.85 to $7.15 and net sales of $10.5 to $10.9 billion.

Earnings per share are expected to be between $1.26 and $1.38 for the third quarter of 2008 and between $1.20 and $1.33 in the fourth quarter of 2008. This outlook reflects an effective tax rate of approximately 33% and the continued benefit of reduced share count from the Company’s share repurchase program. All per share amounts are on a fully diluted basis.

“While our Cranes and Materials Processing & Mining segments continue to perform better than our expectations, continued market softening and input costs in the Aerial Work Platforms and Construction segments in Western Europe and the United States are expected to more than offset those positive factors,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer.

Terex is hosting an investment analyst meeting today, September 4, 2008, at the Stamford Marriott in Stamford, CT, beginning at 9:00 a.m. and concluding at approximately 4:00 p.m. A live webcast of the presentation, as well as copies of the presentation materials, will be available on the Company’s website at www.terex.com under the Investor Relations section.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is highly cyclical and weak general economic conditions may affect the sales of our products and financial results; our business is sensitive to fluctuations in interest rates and government spending; our business is very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission and the Department of Justice; our implementation of a global enterprise system and its performance; our ability to successfully integrate acquired businesses; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of over $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-5943 www.terex.com

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